UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2008

GAMCO INVESTORS, INC.
(Exact name of registrant as specified in its charter)

New York	1-14761	13-4007862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Center, Rye, NY		10580
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (914) 921-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

    RYE, New York, April 24, 2008 – GAMCO Investors, Inc. (NYSE:GBL) today announced that an advisory subsidiary has reached a final settlement with the Securities and Exchange Commission (SEC) to resolve a previously disclosed matter regarding past trading activity by a single organization in the shares of one of its mutual funds which ended in August 2002.  We commented on the issue of frequent trading in a September 2003 release and more specifically in our November 2003 release, and provided more detail in subsequent disclosures. (See www.gabelli.com for details.)

    “We reached a tentative settlement with the staff of the Commission in February 2007 and are pleased now to have concluded this process.  Since inception, GAMCO has taken initiatives for the purchase, sale and valuation of mutual fund shares to enhance our policies, procedures and code of ethics and to reinforce our long history of fiduciary responsibility and commitment to protect the assets entrusted to us by our investors.” said Douglas R. Jamieson, President and Chief Operating Officer of GAMCO.

    As is the practice of the SEC, under the terms of the settlement, the subsidiary, Gabelli Funds, LLC, neither admits nor denies any of the findings or allegations in the settlement documents.  Therefore, we will limit our comments accordingly.  Simply stated, under the terms of the settlement, the subsidiary, Gabelli Funds, LLC, neither admits nor denies any of the findings in the settlement documents.

    During the relevant period, the Fund’s prospectus contained no specific prohibition on frequent trading in its shares.

    At no point was the illegal practice of late trading permitted, nor did we, through our own internal investigation, uncover any instance of late trading in the Fund.

    Although frequent trading can benefit the shareholders of a mutual fund if the trader loses money, in this instance, more money was made than lost.  Over the period of September 1999 to August 2002, the Fund in question paid a total of approximately $209,000 in fees related to assets in the Fund from the specific trading accounts to the Fund’s adviser.  From April 2000 to August 2002, a total of  $31,000 in fees was received by another affiliate of the advisor for the assets invested there.

    GAMCO reserved most of the after-tax charge of approximately $0.37 per share prior to 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMCO Investors, Inc.

By:	/s/ Douglas R. Jamieson
Douglas R. Jamieson President and Chief Operating Officer

Date:	April 24, 2008